                                                                EXHIBIT 4.1

                           MIDCOM COMMUNICATIONS INC.

                              REVISED AND RESTATED
                             1993 STOCK OPTION PLAN
                AS AMENDED ON FEBRUARY 21, 1994, MARCH 28, 1994,
                        JULY 26, 1995, AND JULY 25, 1996

                           This Stock Option Plan (the "Plan") provides for the
grant of options to acquire shares of Common Stock, $.0001 par value (the "Common Stock"), of MIDCOM COMMUNICATIONS INC., a Washington corporation (the "Company"). Stock options granted under this Plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), are referred to in this Plan as "Incentive Stock Options." Both Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Stock Options") granted under this Plan are referred to as "Options."

                           1. PURPOSES.

                           The purposes of this Plan are to retain the services
of valued key employees and consultants of the Company and such other persons as the Plan Administrator shall select in accordance with Section 3 below, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees, consultants and other persons selected by the Plan Administrator.

                           2. ADMINISTRATION.

                           This Plan shall be administered by the Board of
Directors of the Company (the "Board"). If the Board so desires, the Plan shall be administered by a committee designated by the Board and composed of one (1) or more members of the Board, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. In the event the Company is or becomes subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall attempt to provide for administration of the Plan, insofar as it relates to the participation of officers, directors or shareholders of the Company who are subject to the reporting and liability provisions of Section 16 of the Exchange Act (the "Insiders"), in a manner which shall qualify the grant, exercise, expiration or surrender of Options under this Plan for the treatment afforded by Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements (the "Rule"). The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of this Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred to herein as the "Plan Administrator."

                           Subject to the provisions of this Plan, and with a
view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) construe and interpret this Plan; (b) define the terms used in this Plan; (c) prescribe, amend and rescind rules and regulations relating to this Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (e) determine the individuals to whom Options shall be granted under this Plan and whether the Option is an Incentive Stock Option or a Non-Qualified Stock option; (f) determine the time or times at which options shall be granted under this Plan; (g) determine the number of shares of Common Stock subject to each Option, the exercise price of each Option, the duration of each Option and the times at which each Option shall become exercisable; (h) determine all other terms and conditions of Options; and (i) make all other determinations necessary or advisable for the administration of this Plan. In addition, the Plan Administrator may grant to any officer of the Company the authority to grant options and otherwise administer the Plan solely with respect to persons who are not Insiders. All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

                           The Board or the Committee may delegate to one or
more executive officers of the Company the authority to grant Options under this Plan to employees of the Company who, at the time of grant, are not subject to
Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and in connection therewith the authority to determine: (a) whether the Option in an Incentive Stock Option or a Non-qualified Stock Option;
(b) the number of shares of Common Stock subject to such Option; (c) the duration of the Option; (d) the vesting schedule for determining the times at which such Option shall become exercisable; and (e) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant determined by reference to the closing price for the Common Stock on the day preceding the Date of Grant. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(1) and 11 shall be deemed to refer to the Board, Ashok Rao, or the Committee, as the case may be, who are hereby authorized to grant Options pursuant hereto, insofar as such provision may be applied to Non-Insiders and Options granted to Non-Insiders.

                           3. ELIGIBILITY.

                           Incentive stock options may be granted to any
individual who, at the time the Option is granted, is an employee of the Company or any Related Corporation (as defined below), including employees who are Directors of the Company ("Employees"). Non-Qualified Stock Options may be granted to Employees and to such other persons who are not Employees as the Plan Administrator shall select. Options may be granted in substitution for outstanding Options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization between such other corporation and the Company or any subsidiary of the Company. Options also may be granted in exchange for outstanding Options. Any person to whom an Option is granted under this Plan is referred to as an "Optionee."


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

                           Provided that shares of Common Stock remain available
for issuance pursuant to Options granted pursuant to this Plan, Directors of the Company who at the time of election to the Board of Directors are not also employees of the Company or of any Related Corporation shall concurrent with election to the Board of Directors (the "Election Date"), automatically receive a Non-Qualified Stock Option to purchase 50,000 shares of Common Stock, subject to adjustment as set forth in Section 5(m) below, at an exercise price equal to the fair market value of the Common Stock on the Election Date. Except as noted below with respect to prior grants, each Option granted pursuant to this paragraph shall become exercisable at a rate of twenty percent (20%) for each year of service commencing on the Election Date, and such option shall expire, unless otherwise terminated pursuant to Section 5(g), ten (10) years from the Election Date. Each Non-Employee Director serving as a director of the Company as of July 25, 1996, shall receive an increase to 50,000 in the Option shares granted to Non-Employee Directors pursuant to this paragraph, an Option (a "Recognition Option") to purchase a number of shares of Common Stock equal to 50,000 minus the number of shares covered by Options previously granted to such Non-Employee Director pursuant to this paragraph. The vesting schedule for the Recognition Options will be twenty percent (20%) per year as stated above. The vesting schedule applicable to a Recognition Option shall commence with the date of the earliest prior grant under this section before the amendment of July 25, 1996, but in no event will the vesting schedule change with respect to the earlier grant or grants made before the enactment of the amendment to this section on July 25, 1996. For purposes of this paragraph, the term "fair market value" on the Date of Grant shall be deemed to be the closing price on the day preceding the Date of Grant. Such increase in Option shares may not be sold by the option holder for a period of at least six (6) months from the date of shareholder ratification of the number of shares which may be issued under the Plan.

                           As used in this Plan, the term "Related Corporation,"
when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                           4. STOCK.

                           The Plan Administrator is authorized to grant Options
to acquire up to a total of Four Million Seven Hundred and Thirty-Nine Thousand and Sixty-Two (4,739,062) shares of the Company's authorized but unissued Class A Common Stock. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. In the event that any outstanding Option expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option to the same Optionee or to a different person eligible under Section 3 of this Plan.


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

                           5. TERMS AND CONDITIONS OF OPTIONS.

                           Each Option granted under this Plan shall be
evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain such additional provisions, not inconsistent with this Plan, as the Plan Administrator in its discretion may deem advisable. All Options also shall comply with the following requirements:

                           (a) Number of Shares and Type of Option.

                           Each Agreement shall state the number of shares of
Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Stock Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other Incentive Stock Option plans of the Company, a Related Corporation or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any Option which exceeds the annual limit shall not be void but rather shall be a Non-Qualified Stock option.

                           (b) Date of Grant.

                           Each Agreement shall state the date the Plan
Administrator has deemed to be the effective date of the option for purposes of this Plan (the "Date of Grant").

                           (c) Option Price.

                           Each Agreement shall state the price per share of
Common Stock at which it is exercisable. The exercise price shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion in good faith; provided that the per share exercise price for an Incentive Stock Option shall not be less than the fair market value per share of the Common Stock at the Date of Grant as determined by the Plan Administrator in good faith; provided further, that with respect to Incentive Stock Options granted to greater-than-10 percent (>10%) shareholders of the Company (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110 percent (110%) of the fair market value per share of the Common Stock at the Date of Grant; and, provided further, that Options granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock or other reorganization involving such other corporation and the Company or any subsidiary of the Company may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to any adjustment consistent with the terms of the transaction pursuant to which the substitution is to occur.


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

                           (d) Duration of Options.

                           At the time of the grant of the Option, the Plan
Administrator shall designate, subject to paragraph 5(g) below, the expiration date of the Option, which date shall not be later than 10 years from the Date of Grant in the case of Incentive Stock Options; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-10 percent shareholder of the Company (as determined with reference to Section 424(d) of the Code) shall not be later than five years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except in the case of Incentive Stock Options as described above, all Options granted under this Plan shall expire ten (10) years from the Date of Grant.

                           (e) Vesting Schedule.

                           No Option shall be exercisable until it has vested.
The vesting schedule for each Option shall be specified by the Plan Administrator at the time of grant of the Option; provided, that if no vesting schedule is specified at the time of grant, the Option shall vest according to the following schedule:

                     Number of Years        Percentage of Total
                  Following Date of Grant     Option Vested
                  -----------------------     -------------
                           One                      20%
                           Two                      40%
                           Three                    60%
                           Four                     80%
                           Five                    100%

                           (f) Acceleration of Vesting.

                           The vesting of one or more outstanding Options may be
accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options also shall be accelerated under the circumstances described in Section 5(m) below.

                           (g) Term of Option.

                           Vested Options shall terminate, to the extent not
previously exercised, upon the occurrence of the first of the following events:
(i) the expiration of the Option, as designated by the Plan Administrator in accordance with Section 5(d) above; (ii) the expiration of 90 days from the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation for any reason whatsoever other than death or Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (iii) the expiration of one year from (A) the date of death of the optionee or (B) cessation of an Optionee's employment or contractual relationship by reason of Disability (as defined below) unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option. If an Optionee's employment or contractual relationship is terminated by death, any option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or county of the Optionee's domicile at the time of death. For purposes of the Plan, unless otherwise defined in the Agreement, "Disability" shall mean any physical, mental or other health condition which substantially impairs the Optionee's ability to perform her or his assigned duties for one hundred twenty (120) days or more in any two hundred forty (240) day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of Disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee's termination of employment or contractual relationship. Unvested Options shall terminate immediately upon the termination of employment of the Optionee by the Company for any reason whatsoever, including death or disability.

                           Unless accelerated in accordance with Section 5(f)
above, unvested Options shall terminate immediately upon termination of employment of the Optionee by the Company for any reason whatsoever, including death or Disability. If, in the case of an Incentive Stock Option, an Optionee's relationship with the Company changes (e.g., from an Employee to a non-Employee, such as a consultant), such change shall not constitute a termination of an Optionee's employment with the Company but rather the optionee's Incentive Stock Option shall automatically be converted into a Non-Qualified Stock Option if the Plan Administrator so determines.

                           For purposes of this Plan, transfer of employment
between or among the Company and/or any Related Corporation shall not be deemed to constitute a termination of employment with the Company or any Related Corporations. For purposes of this subsection with respect to Incentive Stock Options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first ninety (90) days of such leave, unless the optionee's re-employment rights are guaranteed by statute or by contract.


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

                           (h) Exercise of Options.

                           Options shall be exercisable, either all or in part,
at any time after vesting, until termination; provided, however, that after registration of any of the Company's securities under Section 12 of the Exchange Act and regardless of when the Option is exercised, any Optionee who is an Insider shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the option term. No portion of any Option for less than 100 shares (as adjusted pursuant to Section 5(m) below) may be exercised; provided, that if the vested portion of any Option is less than 100 shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable. Options or portions thereof may be exercised by giving written notice to the Company, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate exercise price for the Common Stock so purchased, which payment shall be in the form specified in Section 5(i) below. The Company shall not be obligated to issue, transfer or deliver a certificate of Common Stock to any Optionee, or to his personal representative, until the aggregate exercise price has been paid for all shares for which the option shall have been exercised and adequate provision has been made by the Optionee for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

                           (i) Payment upon Exercise of Option.

                           Upon the exercise of any Option, the aggregate
exercise price shall be paid to the Company in cash or by certified or cashier's check. In addition, upon approval of the Plan Administrator, an Optionee may pay for all or any portion of the aggregate exercise price by delivering to the Company shares of Common Stock previously held by such Optionee, or by complying with any other payment mechanism approved by the Plan Administrator from time to time. The shares of Common Stock received or withheld by the Company as payment for shares of Common Stock purchased upon the exercise of Options shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate exercise price (or portion thereof) to be paid by the Optionee upon such exercise.

                           (j) Rights as a Shareholder.

                           An Optionee shall have no rights as a shareholder
with respect to any shares covered by an Option until such Optionee becomes a record holder of such shares, irrespective of whether such optionee has given notice of exercise. Subject to the provisions of Sections 5(m) hereof, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Optionee becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether such Optionee has given notice of exercise.


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

                           (k) Transfer of Option.

                           Unless otherwise specified in the Agreement or by the
Plan Administrator, Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void, provided, however, that, effective August 15, 1996, nothing contained in this Section 5(k) shall preclude an Optionee, upon written notice to the Administrator, from transferring an option held by the Optionee or to be granted to the Optionee to (i) a trust or series of trusts which are established solely for the benefit of the immediate family members of the Optionee, or (ii) a partnership or partnerships of which the only partners are members of the Optionee's immediate family.

                           (l) Securities Regulation and Tax Withholding.

                                    (1) Shares shall not be issued with respect
                  to an Option unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Exchange Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

                                    As a condition to the exercise of an Option,
                  the Plan Administrator may require the optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Plan Administrator, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION

                  OF OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.

                                    (2) As a condition to the exercise of any
                  Option granted under this Plan, the optionee shall make such arrangements as the Plan Administrator may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

                                    (3) The issuance, transfer or delivery of
                  certificates of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.

                           (m) Stock Dividend, Reorganization or Liquidation.

                                    (1) If (i) the Company shall at any time be
                  involved in a transaction described in Section 424(a) of the Code (or any successor provision) or any "corporate transaction" described in the regulations thereunder; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, the Plan Administrator shall, with respect to each outstanding Option, proportionately adjust the number of shares of Common Stock and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Company or the Company's shareholders.

                                    (2) If the Company is liquidated or
                  dissolved, the Plan Administrator shall allow the holders of any outstanding Options to exercise all or any part of the unvested portion of the Options held by them; provided, however, that such options must be exercised prior to the effective date of such liquidation or dissolution. If the Option holders do not exercise their Options prior to such effective date, each outstanding Option shall terminate as of the effective date of the liquidation or dissolution.

                                    (3) The foregoing adjustments in the shares
                  subject to Options shall be made by the Plan Administrator, or by any successor administrator of this Plan, or by the applicable terms of any assumption or substitution document.

                                    (4) The grant of an Option shall not affect
in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.


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

                           (n) Change of Control.

                  (1) Any and all options granted under this Plan that have been outstanding hereunder for at least six (6) months at the time of occurrence of any of the events described in Subparagraphs (A) and (B) below (an "Eligible Option") shall become immediately vested and fully exercisable upon the occurence of the following events:

                                    (A) The date that a tender or exchange offer
                  for Common Stock by any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan) is first published or sent or given within the meaning of Rule 14d-2 under the Exchange Act (including any extensions or renewals of such offer), unless by the terms of such offer the offeror, upon consummation thereof, would be the Beneficial Owner of less than thirty percent (30%) of the shares of Common Stock then outstanding;

                                    (B) The day on which the shareholders of the
                  Company (or, if later, approval by the shareholders of any Person) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; provided, however, options which are converted into options to purchase shares of Exchange Stock are subject to the provisions of item 2 below.

                  (2) If the shareholders of the Company receive shares of capital stock of another Person ("Exchange Stock") in exchange for or in place of shares of Common Stock in any transaction involving any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of all or substantially all outstanding shares of Common Stock into Exchange Stock, then at the closing of such transaction all Options granted hereunder shall be converted into options to purchase shares of Exchange Stock Option. The number of shares of Exchange Stock issuable upon exercise of an Exchange Stock Option and the exercise price therefor shall be determined by the Plan Administrator by adjusting the number of shares of Common Stock issuable upon exercise of the Option converted into such Exchange Stock Option, and the exercise price therefor, in the same proportion as used for determining the shares of Exchange Stock received by holders of Common Stock in connections with a transaction described in this item (2). All Exchange Stock Options shall be fully vested and immediately exercisable.

                  (3) For the purpose of this Section 5(n): "Person" shall include any individual, firm, corporation, partnership or other entity; (ii) "Affiliate" and "Associate" shall have the meanings assigned to them in Rule 12b-2 under the Exchange Act; and (iii) "Beneficial Owner" shall have the meaning assigned to it in Rule 16a-1 under the Exchange Act.


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

                           (o) No individual shall be granted options hereunder
of an amount in excess of 1,500,000 shares in any three (3) year period.

                           6. EFFECTIVE DATE; TERM.

                           This Plan shall be effective as of December 10, 1993,
SUBJECT TO RECEIPT OF SHAREHOLDER APPROVAL. Incentive Stock options may be granted by the Plan Administrator from time to time thereafter until December 9, 2003. Non-Qualified Stock options may be granted until this Plan is terminated by the Board in its sole discretion. Termination of this Plan shall not terminate any Option granted prior to such termination. Any Options granted by the Plan Administrator prior to the approval of this Plan by a majority of the shareholders of the Company shall be granted subject to ratification of this Plan by the shareholders of the Company within twelve (12) months after this Plan is adopted by the Board, and if shareholder ratification is not obtained, each and every Option granted under this Plan shall be null and void and shall convey no rights to the holder thereof.

                           7. NO OBLIGATIONS TO EXERCISE OPTION.

                           The grant of an Option shall impose no obligation
upon the optionee to exercise such Option.

                           8. NO RIGHT TO OPTIONS OR TO EMPLOYMENT.

                           Whether or not any Options are to be granted under
this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Company or any Related Company, express or implied, that the Company or any Related Company will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Company's or, where applicable, a Related Company's right to terminate Optionee's employment at any time, which right is hereby reserved.

                           9. APPLICATION OF FUNDS.

                           The proceeds received by the Company from the sale of
Common Stock issued upon the exercise of Options shall be used for general corporate purposes, unless otherwise directed by the Board.

                           10. INDEMNIFICATION OF PLAN ADMINISTRATOR.

                           In addition to all other rights of indemnification
they may have as members of the Board, members of the Plan Administrator shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan or any Option granted under this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

                           11. AMENDMENT OF PLAN.

                           The Plan Administrator may, at any time, modify,
amend or terminate this Plan and Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, that any amendment for which shareholder approval is required by the Rule in order for the Plan to be eligible or continue to qualify for the benefits of the Rule shall be subject to approval of the requisite percentage of the shareholders of the Company in accordance with the Rule. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

                  Dates of Approval (as amended) by Board of Directors of the
                        Company: December 29, 1993, February 21, 1994, March 28, 1994, July 26, 1995, and July 25, 1996.


                                             ----------------------------------
                                             Paul P. Senio, Corporate Secretary

     Date of Original Approval by Shareholders of Company: December 29, 1993


                                             ----------------------------------
                                             Paul P. Senio, Corporate Secretary


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

                           MIDCOM COMMUNICATIONS INC.
                   REVISED AND RESTATED 1993 STOCK OPTION PLAN

                      AMENDMENT OF JULY 26, 1995 NOTE, 1995

                  . . . [T]he Board of Directors desiring to amend the 1993 Stock Option Plan (the "Plan") to provide for the delegation to the Compensation Committee ("Committee") and to the Chief Executive Officer of the Company of the authority to grant options under the Plan to employees of the Company ("Non-Insiders") who, at the time of grant, are not subject to the provisions of
Section 16(b) of the Securities and Exchange Act of 1934, as amended, with respect to the Company's Common Stock;

                  RESOLVED BY FORMAL RESOLUTION:

                  That Section 2 of the Plan be amended by adding the following paragraph to the end of Section 2 thereof;

                  "The Board or the Committee may delegate to one or more executive officers of the Company the authority to grant Options under this Plan to employees of the Company who, at the time of grant, are not subject to
Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and in connection therewith the authority to determine: (a) whether the Option in an Incentive Stock Option or a Non-qualified Stock Option;
(b) the number of shares of Common Stock subject to such Option; (c) the duration of the Option; (d) the vesting schedule for determining the times at which such Option shall become exercisable; and (e) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant determined by reference to the closing price for the Common Stock on the day preceding the Date of Grant. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(1) and 11 shall be deemed to refer to the Board, Ashok Rao, or the Committee, as the case may be, who are hereby authorized to grant Options pursuant hereto, insofar as such provision may be applied to Non-Insiders and Options granted to Non-Insiders."